August 29, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Wilshire Mutual Funds, Inc. (draft copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77k of Form N-SAR, as part of the Form N-SAR of Wilshire Mutual Funds, Inc. dated June 30, 2017. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, PA 19103
T: (267) 330 3000, F: (267) 330 3300, www.pwc.com/us